ISSUER FREE WRITING PROSPECTUS DATED JUNE 21, 2023 FILED PURSUANT TO RULE 433 REGISTRATION NO. 333-259203 & REGISTRATION NO. 333-259207 Preferred Series A-1 and Series B Unit Offerings © 2022 Greystone & Co. II LLC. Confidential. All rights reserved. Greystone Housing Impact Investors LP

Important Information Forward-Looking Statements This presentation incorporates information from two prospectuses dated April 15, 2022 (the Series A-1 Prospectus ) and June 16, 2023 (the Series B Prospectus , filed by Greystone Housing Impact Investors LP (formerly America First Multifamily Investors, L.P.; the Partnership ) with the Securities and Exchange Commission for the offerings to which this communication relates (the “Prospectus” or “prospectuses”) and contains forward-looking statements. All statements in this document other than statements of historical facts, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 24 of the Series A-1 Prospectus, page 29 of the Series B Prospectus and page 17 of our Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements are subject to various risks and uncertainties and Greystone Housing Impact Investors LP expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Disclosure Regarding Non-GAAP Measures This document refers to certain financial measures that are identified as non-GAAP. The Partnership believes that these non-GAAP measures are helpful to investors because they are the key information used by management to analyze the Partnership’s operations. This information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of Non-GAAP measures to the most comparable GAAP measures can be found in Addendum C of this presentation. Greystone Housing Impact Investors LP 2

Important Notices Free Writing Prospectus Statement Greystone Housing Impact Investors LP (“we,” “us,” “our,” or the “Partnership”) has filed a registration statement on Form S-3 and a post-effective amendment no.1 to Form S-3 (the “Series A-1 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. The original A-1 Registration Statement on Form S-3 was declared effective by the SEC on September 9, 2021, and the post-effective amendment no.1 to Form S-3, which contains the current Series A-1 Prospectus, was declared effective by the SEC on April 13, 2022. Greystone Housing Impact Investors LP has filed a registration statement on Form S-3, post-effective amendment no.1 to Form S-3, and post-effective amendment no.2 to Form S-3 (the “Series B Registration Statement”, or, collectively with the A-1 Registration Statement, the Registration Statements ) with the SEC for the offerings to which this communication relates. The original Series B Registration Statement on Form S-3 was declared effective by the SEC on September 9, 2021, the post-effective amendment no.1 to Form S-3 was declared effective by the sec on April 13, 2022, and the post-effective amendment no.2, which contains the current Series B Prospectus, was declared effective by the SEC on June 15, 2023. Before you invest, you should read the prospectus in each Registration Statement and other documents the Partnership has filed with the SEC for more complete information about the Partnership and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Partnership will arrange to send you the prospectus if you request them by calling (855) 428-2951. Additional Disclosures There is no guarantee that any specific outcome will be achieved in connection with your investment in the Partnership. An investment in our Series A-1 Preferred Units or Series B Preferred Units involves risks. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information in the “Risk Factors” section of each prospectus included in the Series A-1 Registration Statement and Series B Registration Statement, which were declared effective by the SEC on April 13, 2022, and June 15, 2023, respectively. Greystone Housing Impact Investors LP 3

Preferred Units – Performance Summary Investment Thesis: • To provide US depository institutions with an investment likely to receive positive Community Reinvestment Act (“CRA”) consideration, while generating income, distributing cash and providing an allocation of investment capital to specific Community Development Investments (“CDI”), while reducing risk through portfolio diversification and seniority within the fund capital stack. Preferred Series A Unit Performance Summary: • $149.5 million of Preferred Capital allocated as of June 2, 2023 ‒ $94.5 million of Series A Preferred where five Investors made nine separate rounds of investment ‒ $37 million of Series A Preferred Units exchanged for Series A-1 Preferred Units to date and allocated to new CRA eligible investments ‒ $18 million of new Series A-1 Preferred Units issued • All Preferred Unit distributions have been made in full and on time • CRA allocations managed across multiple allocation requests while ensuring no allocation overlap • From the initial Preferred Unit Investment in Q1 2016 through June 8, 2023*, the Partnership provided financing: ‒ For 54 additional Community Development Investments ‒ In 10 states and 31 different counties ‒ Representing 8,210 Total Units *Please see Addendum B: Community Development Investments Q1 2016 – June 8, 2023 Greystone Housing Impact Investors LP 4

Greystone Housing Impact Investors LP • Greystone Housing Impact Investors LP (NYSE:GHI) (formerly America First Multifamily Investors, L.P.; the Partnership ) was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the initial purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential properties. • We expect and believe the interest received on our mortgage revenue bonds is excludable from gross income for Federal income tax purposes. We may also make other investments in accordance with the Second Amended and Restated Agreement of Limited Partnership dated December 5, 2022. • The majority of the Partnership’s invested assets will be CRA-eligible investments, as determined by its General Partner. Partnership Details as of March 31, 2023 Symbol (NYSE) GHI Most recent quarterly distribution $0.37 BUC price (common) $17.29 Units outstanding 22,538,878 Market capitalization $389.7 million 52-week range of BUC price $16.15 - $19.95 Total assets $1.63 billion Ratio of debt to total assets at par and cost 73% Greystone Housing Impact Investors LP 5

The Partnership – Illustrative Structure The Partnership was formed for the primary purpose of acquiring, holding, selling, and managing a portfolio of mortgage revenue bonds issued to provide construction and/or permanent financing of multifamily residential properties. $1.63 billion portfolio generates primarily interest and amortization for the Partnership. The Partnership pays management fees and operating expenses. The Partnership uses prudent levels of leverage to optimize fund returns. the Partnership is approximately 73% levered, of which 23% of debt is fixed rate on fixed rate assets, 36% is variable rate debt on variable rate assets and 27% is hedged variable rate debt on fixed rate assets, leaving just 14% of variable rate debt on fixed rate assets. Preferred Units are senior in distribution & liquidation to the General Partner and BUC capital. The Preferred Units receive CRA allocation to specific requested Community Development Investments. $389.7 million of market cap equity as beneficial unit certificates (BUCs) listed on the NYSE. Holders receive quarterly distributions. Greystone Housing Impact Investors LP 6

Series A/A-1 & B Preferred Unit Overview All Preferred Series • Individual asset level allocation of capital for CRA purposes • Annual CRA Majority of Assets Certification • Pays quarterly cash distribution • No fees • Senior to the Beneficial Unit Certificates (“BUCs”) – Market Capitalization as of March 31, 2023 was $389.7 million • Diversified $1.63 Billion portfolio as of March 31, 2023 Series A/A-1 Preferred Units Series B Preferred Units ‒ Senior to Series B and BUCs ‒ Senior to BUCs ‒ 6 years to investor optional redemption ‒ 6 years to investor optional redemption ‒ 3% fixed rate ‒ 5.75% fixed rate ‒ Issuance limited to 3:1 ratio with BUCs:Series ‒ Issuance limited to 2:1 ratio with BUCs:Series A/A-1 A/A-1/B Greystone Housing Impact Investors LP 7

Allocable Community Development Investments As of June 8, 2023 the Partnership has approximately $1.16 billion of Community Development Investments available for allocation to Preferred Unit holders. CDI Available for State Allocation CA 229,680,923 CO 50,637,656 FL 56,642,620 GA 71,404,512 IL 7,351,468 IN 5,220,000 LA 11,500,000 MN 170,520,568 MS 6,900,000 NM 24,900,000 SC 191,567,000 TN 11,581,925 TX 322,147,284 WA 4,850,000 Total 1,164,903,956 States with Allocable Community Development Investments Greystone Housing Impact Investors LP 8

Preferred Units Distribution Coverage Ratio Illustration • The Partnership believes that Net Income and Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary for understanding its operating results. • The Partnership’s Net Income and CAD over the last six years has generated significant coverage for the distributions to Preferred Unit holders and shown strong earnings through market cycles. Series A/A-1 Series B Preferred Preferred Units Units Distribution Distribution Coverage Ratio Coverage Ratio Preferred Series A/A-1 Series B Units Preferred Preferred Net Income Distribution & Units Net Units Net 1 2 3 4 5 6 Year ($US) CAD Accretion Full Cad Distribution Income CAD Distribution Income CAD 2018 41,139,529 43,567,768 2,871,050 46,438,818 3,890,010 10.6X 11.9X 3,727,898 10.0X 11.4X 2019 30,492,151 34,388,377 2,871,051 37,259,428 3,890,010 7.8X 9.6X 3,727,898 7.1X 9.0X 2020 7,208,828 15,766,220 2,871,051 18,637,271 3,890,010 1.9X 4.8X 3,727,898 0.9X 4.0X 2021 38,099,488 39,666,322 2,871,051 42,537,373 3,890,010 9.8X 10.9X 3,727,898 9.2X 10,4X 2022 65,562,166 53,360,968 2,866,625 56,227,593 3,890,010 16.9X 14.5X 3,727,898 16.5X 14.0X Through Q1 2023 16,791,222 18,215,895 746,650 18,962,545 972,503 931,974 17.3X 19.5X 17.0X 19.3X Three Year Average (2020-2022 ) 9.5X 10.1X 8.9X 9.5X Five Year Average (2018-2022) 9.4X 10.4X 8.7X 9.7X Assumptions: 1) Please see Addendum C: Cash Available for Distribution Calculations for a reconciliation of CAD to its most directly comparable GAAP measure. 2) Full CAD calculated by adding back Preferred Unit Distributions & Accretion to CAD 3) Assumes issuance of $129,667,000 Series A/A-1 Preferred Units as if outstanding over entire period reviewed at 3:1 BUCs issuance limit and $389,000,000 BUCs market cap as of quarter end. 4) Assumes Issuance of $64,833,000 Series B Preferred Units as if outstanding over entire period reviewed at 2:1 aggregate issuance limit of all series of Preferred Units to $389,000,000 BUCs market cap as of quarter end. 5) (Net Income less Series A/A-1 Distribution)/Series B Distribution 6) (Full CAD Less Series A/A-1 Distribution)/Series B Distribution Greystone Housing Impact Investors LP 9

Interest Rate Sensitivity Analysis • The management team seeks the optimization of Fixed versus Variable rate leverage based upon the current and projected interest rate market. • The sensitivity analysis represents the change over the next 12 months assuming an immediate shift in rates and management does not adjust its strategy in response. • The seniority of the Preferred Units further reduces the impact from changes in interest rates. Description -25 bps +50 bps +100 bps +150 bps +200 bps Tender Option Bond debt financing $1,185,643 ($2,371,286) ($4,742,572) ($7,113,858) ($9,485,144) Tax Exempt Bond Securitization debt financing 112,308 (224,615) (449,231) (673,846) (898,462) Other investment financings (403,889) 807,777 1,615,554 2,423,332 3,231,109 Variable rate investments (791184) 1,582,368 3,164,735 4,747,103 6,329,471 Total $102,878 ($205,756) ($411,514) ($617,269) ($823,026) Per BUC Impact $0.005 ($0.009) ($0.018) ($0.027) ($0.037) Please Note: ▪ The interest rate sensitivity table above (the “Table”) represents the change in interest income from investments, net of interest on debt and settlement payments for interest rate derivatives over the next twelve months, assuming an immediate parallel shift in the SOFR yield curve and the resulting implied forward rates are realized as a component of this shift in the curve. Assumptions include anticipated interest rates, relationships between interest rate indices and outstanding investments, liabilities and interest rate derivative positions. ▪ No assurance can be made that the assumptions included in the Table presented herein will occur or that other events will not occur that will affect the outcomes of the analysis. Furthermore, the results included in the Table assume the Partnership does not act to change its sensitivity to the movement in interest rates. ▪ As the above information incorporates only those material positions or exposures that existed as of March 31, 2023, it does not consider those exposures or positions that could arise after that date. The ultimate economic impact of these market risks will depend on the exposures that arise during the period, our risk mitigation strategies at that time and the overall business and economic environment. ▪ “Per BUC Impact” - The net interest income change per BUC calculated based on 22,538,878 BUCs outstanding as of March 31, 2023. Greystone Housing Impact Investors LP 10

Community Development Investments • The Partnership has approximately $1.16 billion in Community Development Investments (“CDI”) available for allocation as of June 8, 2023 • The majority of the Partnership invested assets are eligible CDIs under the Community Reinvestment Act (“CRA”) ‒ CRA Majority of Invested Assets Certification provided at close. ‒ Annual CRA Majority of Invested Assets Certification provided thereafter. • The General Partner determines CDI’s where the majority of underlying units are restricted to those earning up to 80% of Area Median Income (“AMI”) ‒ Low Income Housing Tax Credit multifamily housing. ‒ 501(c)(3) Income Restricted multifamily housing. • A Preferred Unit investment has CDI specific allocations while also providing diversified risk across a portfolio Bruton Apartments Seasons At Simi Vineyard Gardens Dallas, TX Valley Apartments ‒ Equity allocated to specific CDI(s) for Simi Valley, CA Oxnard, CA reporting purposes. $18.14 Million $4.4 Million $4.0 Million Senior Bond ‒ Strict control of CRA allocations to ensure no overlap. Senior Bond Senior Bond 100% @ 60% AMI 40% @ 40% & 60% 100% @ 50% AMI @ 50% AMI ‒ Fund portfolio spreads economic risk Illustrative transactions • Regulatory approval received by Preferred Unit Investors Greystone Housing Impact Investors LP 11

APPENDIX Greystone Housing Impact Investors LP 12

The Management Team • We approach multifamily real estate as long-term owners and managers. Based in Omaha, Nebraska, the core team of real estate professionals executes the Partnership’s fundamental long-term strategy. • Our in-depth knowledge of the industry, from development to property management, combined with our proven and verifiable track record of success, is a testament of the commitment and dedication we bring to each property. The General Partner that manages the Partnership’s operations is a wholly owned subsidiary of Greystone. • Key features of each of our real estate investments includes: ‒ Preservation of capital. ‒ Predictable current cash distributions/yields. ‒ Potential for enhanced yield/capital appreciation. • Expertise ‒ Multifamily Ownership ‒ Affordable Housing ‒ Seniors and Skilled Nursing Facilities ‒ Multifamily Property Management ‒ Student Housing Greystone Housing Impact Investors LP 13

Greystone – Company Highlights *For HUD’s 2022 fiscal year. Based upon combined firm commitments received by Greystone Funding Company LLC and Greystone Servicing Company LLC and excludes risk sharing and hospital loans. ** Primary and Special Servicing combined © 2023 Greystone & Co. II LLC. Confidential. All rights reserved. Greystone Housing Impact Investors LP 14

Summary of Terms: Series A-1 Preferred Units ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership. (NYSE: GHI) SECURITIES OFFERED Up to 3,500,000 Series A-1 Preferred Units, representing limited partnership interests in the Partnership, subject to 3:1 issuance test ratio of BUC’s to aggregate Series A/A-1 Preferred Units. RATE 3.0% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND Senior to BUCs and on parity with the Series A Preferred Units LIQUIDATION PREFERENCE INVESTOR OPTIONAL Can put all, or in part, at par plus any accrued and unpaid distribution: REDEMPTION • Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; • If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights. CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter FEES None Greystone Housing Impact Investors LP 15

Summary of Terms: Series B Preferred Units ISSUER Greystone Housing Impact Investors LP, a Delaware limited partnership. (NYSE:GHI) SECURITIES OFFERED Up to 10,000,000 Series B Preferred Units, representing limited partnership interests in the Partnership, subject to 2:1 issuance test ratio of BUC’s to aggregate all series of Preferred Units. RATE 5.75% Fixed rate, non-cumulative distribution paid quarterly. DISTRIBUTION AND Senior to BUCs and junior to the Series A/A-1 Preferred Units LIQUIDATION PREFERENCE INVESTOR OPTIONAL Can put all, or in part, at par plus any accrued and unpaid distribution: REDEMPTION • Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; • If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights. CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter FEES None Greystone Housing Impact Investors LP 16

Addendum A Greystone Housing Impact Investors LP – Ownership Diagram Greystone AF Manager LLC Greystone AF .01% OWNED Holdings LLC 99.99% OWNED America First Capital Associates, L.P. Two (“AFCA 2” or the “General Partner) 100% OWNED Greystone ILP, inc. 1% OWNED (The “initial limited partner”) 99% OWNED Greystone Housing Impact Investors LP (NYSE: GHI) Limited Partnership (1) Limited Partnership Interests Interests Preferred Units Beneficial Unit Certificate Series A, Series A-1 (“BUC”) Holders & Series B Portfolio of Investments 1. Beneficial Unit Certificates (“BUCs”) represent Limited Partnership Interests in Greystone Housing Impact Investors LP that are credited to the initial Limited Partner and whose rights are irrevocably assigned to the BUC Holders. Greystone Housing Impact Investors LP 17

Addendum B Community Development Investments Q1 2016 – June 8, 2023 Community Development Investment Project Location Deal Type County Units Companion at Thornhill Apartments Lexington, SC Refinance Lexington 179 Concord at Williamcrest Houston TX Acquisition + Rehab Harris 288 Concord at Gulf Gate Houston TX Acquisition + Rehab Harris 288 Concord at Little York Houston TX Acquisition + Rehab Harris 276 Las Palmas II Coachella, CA Acquisition + Rehab Riverside 81 San Vicente Townhomes Soledad, CA Acquisition + Rehab Monterey 50 Harmony Court Bakersfield, CA Acquisition + Rehab Kern 96 Summerhill Bakersfield, CA Acquisition + Rehab Kern 128 Madera Family Madera, CA Acquisition + Rehab Madera 75 Courtyard Fullerton, CA Acquisition + Rehab Orange 108 Seasons San Juan Capistrano San Juan Capistrano, CA Acquisition + Rehab Orange 112 Seasons Lakewood Lakewood, CA Acquisition + Rehab Los Angeles 85 Oaks at Georgetown Georgetown, TX Acquisition + Rehab Williamson 192 Harmony Terrace Simi Valley, CA Acquisition + Rehab Ventura 136 Avistar at Copperfield Houston, TX Acquisition + Rehab Harris 192 Avistar at Wilcrest Houston, TX Acquisition + Rehab Harris 88 Avistar at Wood Hollow Austin, TX Acquisition + Rehab Travis 409 Montecito at Williams Ranch Salinas, CA Acquisition + Rehab Monterey 132 Village at River's Edge Columbia, SC New Construction Richland 124 Vineyard Gardens Oxnard, CA Acquisition + Rehab Ventura 62 South Pointe Hanahan, SC Acquisition + Rehab Berkeley 256 Rosewood Goose Creek, SC Acquisition + Rehab Berkeley 100 Solano Vista Vallejo, CA Acquisition + Rehab Solano 96 Greystone Housing Impact Investors LP 18

Addendum B (continued) Community Development Investments Q1 2016 – June 8, 2023 Community Development Investment Project Location Deal Type County Units Village at Avalon Albuquerque, NM New Construction Bernalillo 240 Gateway Village Hillsborough, NC Acquisition + Rehab Orange 64 Lynnhaven Durham, NC Acquisition + Rehab Durham 75 Montevista San Pablo, CA Acquisition + Rehab Contra Costa 82 Scharbauer Flats Midland, TX New Construction Midland 300 Oasis at Twin Lakes Roseville, MN New Construction Ramsey 228 Ocotillo Springs Brawley, CA New Construction Imperial 75 CCBA Senior Gardens San Diego, CA New Construction San Diego 45 Centennial Crossings Centennial, CO New Construction Arapahoe 209 Hilltop at Signal Hills West St Paul, MN New Construction Dakota 146 Legacy Commons at Signal Hills West St Paul, MN New Construction Dakota 247 Hope on Broadway Los Angeles, CA New Construction Los Angeles 49 Hope on Avalon Los Angeles, CA New Construction Los Angeles 88 Jackson Manor Apartments Jackson, MS Acquisition + Rehab Hinds 60 Osprey Village Kissimmee, FL New Construction Osceola 383 Willow Place Apartments McDonough, GA New Construction Henry 182 Anaheim & Walnut Long Beach, CA Acquisition + Rehab Los Angeles 88 Residency at the Mayer Hollywood, CA Acquisition + Rehab Los Angeles 79 Lutheran Gardens Apartments Compton, CA Acquisition + Rehab Los Angeles 76 Residency at the Entrepreneur Hollywood, CA New Construction Los Angeles 200 Magnolia Heights Covington, GA New Construction Newton 200 Greystone Housing Impact Investors LP 19

Addendum B (continued) Community Development Investments Q1 2016 – June 8, 2023 Community Development Investment Project Location Deal Type County Units Poppy Grove I Elk Grove, CA New Construction Sacramento 147 Poppy Grove II Elk Grove, CA New Construction Sacramento 82 Poppy Grove III Elk Grove, CA New Construction Sacramento 158 Park at Sondrio Greenville, SC Acquisition + Rehab Greenville 271 Park at Vietti Spartanburg, SC Acquisition + Rehab Spartanburg 204 The Residency at Empire Burbank, CA New Construction Los Angeles 148 Windsor Shores Apartments Columbia, SC Acquisition + Rehab Richland 176 The Ivy Apartments Greenville, SC Acquisition + Rehab Greenville 212 Handsel Morgan Apartments Buford, GA New Construction Gwinnett 45 Maryalice Circle Buford, GA New Construction + Acq. Rehab Gwinnett 98 TOTAL 8,210 Greystone Housing Impact Investors LP 20

Addendum C Cash Available for Distribution Calculation The Partnership believes that Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. To calculate CAD, the Partnership begins with net income as computed in accordance with GAAP and adjusts for non-cash expenses consisting of depreciation expense, amortization expense related to deferred financing costs, amortization of premiums and discounts, non-cash interest rate derivative expense or income, provisions for credit and loan losses, impairments on MRBs, governmental issuer loans, Public housing Capital Fund Trust Certificates, real estate assets and property loans, deferred income tax expense (benefit) and restricted unit compensation expense. The Partnership also deducts Tier 2 income allocable to the General Partner as defined in the Partnership Agreement and distributions and accretion for the Preferred Units. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Partnership considers CAD to be a useful measure of the Partnership’s operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the three months ended March 31, 2023 and the years ended December 31, 2022, 2021, 2020, 2019 and 2018. Three months ended For the Years Ended December 31, March 31 2023 2022 2021 2020 2019 2018 Net Income $16,791,222 $65,562,166 $38,099,488 $7,208,828 $30,492,151 $41,139,529 Change in fair value of derivatives 3,435,967 (7,239,736) (23,214) (116,899) 499,835 (724,579) Depreciation and amortization expense 404,981 2,717,415 2,732,922 2,810,073 3,091,417 3,556,265 Provision for credit loss (545,000) - 1,856,893 7,318,590 - - Provision for loan loss - - 444,302 911,232 - - Impairment of securities - - - - - 1,141,020 Impairment charge on real estate assets - - - 25,200 75,000 150,000 Realized impairment of securities - (5,712,230) (1,902,979) - - Realized provision for loan loss - (593,000) - - - - Reversal of impairment charge on real estate assets - - (250,200) - - - Amortization of deferred financing costs 1,005,767 2,537,186 1,209,837 1,450,398 1,713,534 1,673,044 Restricted unit compensation expense 349,959 1,531,622 1,277,694 1,017,938 3,636,091 1,822,525 Deferred income taxes (982) (45,056) (89,055) (105,920) (149,874) (242,235) Redeemable Preferred Unit distributions and accretion (746,650) (2,866,625) (2,871,051) (2,871,051) (2,871,051) (2,871,050) Tier 2 (Income) Loss allocable to the General Partner (2,415,221) (3,242,365) (2,649,242) 80,501 (2,018,202) (2,062,118) Recovery of prior credit loss (16,967) (57,124) - - - - Bond premium, discount and origination fee amortization, net of cash received (47,181) 768,715 (72,052) (59,691) (80,524) (14,633) Total CAD $18,215,895 $53,360,968 $39,666,322 $15,766,220 $34,388,377 $43,567,768 Greystone Housing Impact Investors LP 21